Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Omni Bio Pharmaceutical, Inc. of our reports dated June 25, 2010 and November 8, 2010, relating to our audits of the consolidated financial statements, and internal control over financial reporting, which appear in the Annual Report on Form 10-K/A of Omni Bio Pharmaceutical, Inc. for the year ended March 31, 2010.
Our report dated June 25, 2010, except for Note 1A for which the date is November 8, 2010, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern and includes an explanatory paragraph relating to a restatement to the previously issued consolidated financial statements.
Our report dated November 8, 2010, on the effectiveness of internal control over financial reporting as of March 31, 2010, expressed an opinion that Omni Bio Pharmaceutical, Inc. had not maintained effective internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
December 8, 2010